  EXHIBIT 99.1

Cool Technologies Receives Order for Ten Mobile Generation Trucks from Jatropha Union

The order, in excess of $1 million, puts the innovative CoolTech mobile generation technology into production

Tampa, FL: April 11, 2018: Cool Technologies, Inc. (OTCQB:WARM), a leader in developing innovative mobile generation and cooling technologies, announced today that it has received an immediate order for ten Ford F-350s retrofitted with CoolTech’s mobile generation systems from the National Union of Producers of Jatropha in Mexico (Jatropha).

The order, worth in excess of $1 million, is the first realization of a purchase commitment by the Jatropha producers for 234 trucks. The systems are a major advance over traditional tow-behind generators, because the trucks, which produce electricity using the truck’s existing engine and fuel tank, are far lighter than tow-behind generators. As a result, “anywhere a truck can drive, power is available,” said Timothy Hassett, Chairman and CEO of Cool Technologies.

The Jatropha producers need to have the first ten trucks in operation prior to the next Atlantic hurricane season begins, explained Pedro Ramos, president of Jatropha, Inc., which owns and operates the National Union of Producers of Jatropha. “If the local power grid is damaged, farmers will still be able to water, harvest, and process their crops, as well as help keep the lights on in their farmhouses and their neighbors,” Ramos said. “Moreover, the mobile power generation systems will increase the productivity of our farmers and improve the economy of their communities.”

The order is a validation of the many advantages of CoolTech’s mobile generation technology and “is a major vote of confidence in the company,” said Hassett.

The Missouri factory of CoolTech partner Craftsmen Industries will provide engineering and design assistance, kit production and development as well as up-fitting of the trucks.

About Cool Technologies, Inc.

Cool Technologies is an intellectual property and product development company commercializing patented thermal dispersion technology across multiple platforms. The Company has additional patents-pending for various OEM applications of its proprietary heat removal technologies for fans, bearings, clutches and wet or dry brakes. Tested and validated by third parties including ESSCO Pumps, Nidec Corporation, and Mohler Technology, the Company’s cooling system eliminates the need for costly modifications while increasing power output of pumps, compressors, batteries, motors and generators by up to 40% when compared to existing technologies.

Safe Harbor Statement.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on plans and expectations of management and are subject to uncertainties and risks that could affect the company's plans and expectations, as well as results of operations and financial condition. A listing of risk factors that may affect the company's business prospects and cause results to differ from those described in the forward-looking statements can be found in company reports and documents filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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